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EXHIBIT 12

                       FERRO CORPORATION AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                YEAR ENDED DECEMBER 31
                                                                                ----------------------
(DOLLARS INTHOUSANDS)                                                        2003        2002         2001
                                                                          ---------   ----------   ----------

EARNINGS:
Pre-Tax Income........................................................       24,243       48,580       47,473
ADD:  Fixed Charges...................................................       39,225       46,203       38,820
ADD:  Minority Interest & Affiliate Earnings..........................         (871)        (849)         104
ADD:  Dividends from Equity Investees.................................        1,358          691          229
LESS: Interest Capitalization.........................................         (302)        (273)        (706)
                                                                          ---------   ----------   ----------
        TOTAL EARNINGS................................................       63,653       94,352       85,920
                                                                          =========   ==========   ==========
FIXED CHARGES:
      Interest Expense................................................       35,647       41,847       33,240
      Interest Capitalization.........................................          302          273          706
      Amortization of Discounts and Capitalized Expenses on Debt......        2,226        2,290        2,488
      Interest Portion of Rental Expense..............................        1,050        1,793        2,206
                                                                          ---------   ----------   ----------
      Total Fixed Charges.............................................       39,225       46,203       38,640
                                                                          =========   ==========   ==========
      TOTAL EARNINGS..................................................       63,653       94,352       85,920
DIVIDED BY:
      TOTAL FIXED CHARGES.............................................       39,225       46,203       38,640
                                                                          ---------   ----------   ----------
      Ratio of Earnings to Fixed Charges..............................         1.62         2.04         2.22
      Preferred Stock Dividends.......................................        2,088        2,447        3,078
      Total Fixed Charges.............................................       39,225       46,203       38,640
                                                                          ---------   ----------   ----------
      Combined Fixed Charges and Preferred
        Stock Dividends...............................................       41,313       48,650       41,718
      TOTAL EARNINGS..................................................       63,653       94,352       85,920

DIVIDED BY:
      Combined Fixed Charges and Preferred Stock Dividends............       41,313       48,650       41,718
      Ratio of Earnings to Combined Fixed Charges and Preferred
        Stock Dividends...............................................         1.54         1.94         2.06

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